Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 140 to the Registration Statement on Form N-1A of Fidelity Select Portfolios: Communication Services Portfolio (formerly known as Multimedia Portfolio)  of our reports dated April 16, 2018; relating to the financial statements and financial highlights included in the February 28, 2018 Annual Reports to Shareholders of the above referenced fund which is incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Boston, Massachusetts September 21, 2018